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                                                                      EXHIBIT 1

                       PREFERRED STOCK PURCHASE AGREEMENT

      This Preferred Stock Purchase Agreement (the "Agreement") is made as of August 24, 1999 by and among Vista Information Solutions, Inc., a Delaware corporation (the "Company") and the investors named in the Schedule of Purchasers attached hereto as Exhibit A (the "Purchasers").

      In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

      1. Authorization and Sale of Series A Convertible Preferred Stock.

            1.1. Authorization of Series A Convertible Preferred Stock. On or before the First Closing (as defined in Section 2), the Company will have duly authorized the sale and issuance of up to 100,000 shares of its Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designation, Preferences and Rights attached hereto as Exhibit B (the "Certificate of Designation") and will have adopted and filed the Certificate of Designation with the Secretary of State of the State of Delaware.

            1.2. Sale of Series A Preferred Stock at First Closing. Subject to the terms and conditions of this Agreement, at the First Closing the Company shall sell and issue to Century Capital Partners II, L.P. ("Century"), and Century shall purchase from the Company, the number of shares of Series A Preferred Stock determined by dividing the Aggregate Purchase Price set forth opposite such Purchaser's name under the heading "First Closing Amount" on Exhibit A by a per-share purchase price (the "First Purchase Price") equal to the lower of (a) $91.60 per share, or (b) ten times the average of the closing prices of the Company's Common Stock as reported on the Nasdaq National Market (each a "Closing Price") for the 10 consecutive trading days ending on the last trading day before the First Closing.

            1.3. Authorization of Series A-1 Convertible Preferred Stock. On or before the Second Closing (as defined in Section 2), the Company will have duly authorized the sale and issuance of the number of shares of its Series A-1 Convertible Preferred Stock, $.001 par value per share (the "Series A-1 Preferred Stock") sufficient to raise $35,000,000.00, having the rights, restrictions, privileges and preferences substantially identical to those of the Series A Preferred Stock except for (a) the applicable Original Purchase Price (as defined in the "Certificate of Designation") and those terms that are calculated based on the Original Purchase Price, and (b) such other terms as may be permitted upon compliance with the provisions of the Certificate of Designation relating to "Subsequent Equity," and will have adopted and filed the appropriate Certificate of Designation with the Secretary of State of the State of Delaware.

            1.4. Sale of Series A-1 Preferred Stock at Second Closing. Subject to the terms and conditions of this Agreement, at the Second Closing the Company shall sell and issue to each of the Purchasers, and each of the Purchasers, severally and not jointly, shall purchase from the Company, the number of shares of Series A-1 Preferred Stock determined by dividing the Aggregate Purchase Price set forth opposite such Purchaser's name under the heading "Second Closing Amount" on Exhibit A by a per-share purchase price (the "Second Purchase Price") equal to lower of (a) $91.60 per share, or (b) ten times the amount that is 90% of the average of the Closing Prices for the 10 consecutive trading days ending on the last trading day before the Second Closing; provided that, if necessary to ensure that the aggregate number of shares of Series A Preferred Stock and Series A-1 Preferred Stock issued does not exceed the number for which issuance would require the approval of the Company's shareholders under the rules of the Nasdaq National Market, the Second Purchase Price described in this clause (b) may be increased to such minimum amount (not greater than the lower of (i) ten times the Closing Price on the last trading day before the Second Closing or
(ii) ten times the average of the Closing Prices for the 10 consecutive trading days ending on such last trading day) as is necessary to avoid the need for such approval.

            1.5. Shares. Unless the context otherwise requires, "Shares" herein means all shares of Series A Preferred Stock and Series A-1 Preferred Stock being sold and purchased under this Agreement to the Purchasers.

            1.6. Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares for the retirement of bank debt, for general working capital purposes and to fund acquisitions.

      2. The Closings.

            2.1. First Closing. The closing of the sale and purchase of the shares of Series A Preferred Stock under this Agreement (the "First Closing") shall take place at the main offices of the Company on the tenth (10th) day after the date hereof, or at such other time, date, and place as are mutually agreeable to the Company and each Purchaser purchasing at such closing. The date of the First Closing is hereinafter referred to as the "First Closing Date." At the First Closing, the Company shall deliver to each such Purchaser a certificate registered in such Purchaser's name for the number of Shares being acquired by such Purchaser against payment to the Company of the Purchase Price therefor, by wire transfer, certified or cashier's check or other method acceptable to the Company, or, at the election of the Purchaser, by the cancellation of outstanding indebtedness to such Purchaser. If at the First Closing any of the conditions specified in Section 5 of this Agreement shall not have been fulfilled, each such Purchaser shall, at its election, be relieved of all of its obligations under this Agreement with respect to the First Closing without thereby waiving any other right such Purchaser may have by reason of such failure or such non-fulfillment.

            2.2. Second Closing. The closing of the sale and purchase of the shares of Series A-1 Preferred Stock under this Agreement (the "Second Closing") shall take place at the main offices of the Company on the day on which the Company consummates the pending acquisition of Moore North America, Inc. on substantially the terms set forth in the Agreement for Purchase and Sale of Assets by and among Moore North America, Inc., Vista DMS, Inc. and the Company, dated July 28, 1999, and simultaneously with such acquisition, or at such other time, date, and place as are mutually agreeable to the Company and each Purchaser. The date of the Second Closing is hereinafter referred to as the "Second Closing Date." At the Second Closing, the Company shall deliver to each Purchaser a certificate registered in such Purchaser's name for the number of Shares being acquired by such Purchaser against payment to the Company of the Purchase Price therefor, by wire transfer or other method acceptable to the Company, or, at the election of the Purchaser, by the cancellation of outstanding indebtedness to such Purchaser. If at the Second Closing any of the conditions specified in Section 5 of this Agreement shall not have been fulfilled, each Purchaser shall, at its election, be relieved of all of its obligations under this Agreement with respect to the Second Closing without thereby waiving any other right such Purchaser may have by reason of such failure or such non-fulfillment.

            2.3. Rights of the Purchasers Upon Subsequent Sales of Certain Securities. The Purchasers shall be entitled to any and all additional rights and benefits provided by the Company to any purchaser of any equity security proposed to have rights, preferences or privileges pari passu with or senior to the Series A Preferred Stock which is issued on or before December 31, 1999, whether Series A-1 Preferred Stock or otherwise (the "Subsequent Equity"). Without limiting the foregoing, the terms of the Series A Preferred Stock as set forth in the Certificate of Designation shall, as provided in the Certificate of Designation, and without further action by the Company or the Purchasers, be amended simultaneously with the authorization of the Subsequent Equity to provide for rights, preferences and privileges in all respects equal to and pari passu with such Subsequent Equity. In consideration for, and contingent upon receiving such additional rights, each Purchaser, by executing and delivering this Agreement, consents to and waives any voting rights conferred by the Certificate of Designation upon such Purchaser as a holder of Series A Preferred Stock with respect to the authorization, designation and issuance of the Subsequent Equity. The Company shall use its best efforts to ensure that the issuance and sale of the Subsequent Equity is on the terms of this Preferred Stock Purchase Agreement by causing the purchaser(s) of the Subsequent Equity to become parties hereto by executing a counterpart hereof, which may also provide for amendments consistent with the first sentence of this section 2.3.

      3. Representations and Warranties of the Company.

      Except as disclosed in the Disclosure Schedule attached hereto as Exhibit C, the Company hereby represents and warrants to each Purchaser as follows:

            3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a materially adverse effect on the Company's business, properties, assets, or condition (financial or otherwise) taken as a whole (a "Material Adverse Effect").

            3.2. Authority. The Company has all requisite corporate power and authority to enter into this Agreement, the Investor Rights Agreement and any ancillary agreements (the "Other Transaction Documents"), and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation the issuance of the Shares, have been duly authorized by the Board of Directors of the Company and the holders of the Series C Preferred, Series D Preferred and the Series F Preferred, which is all the necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

            3.3. Compliance. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-laws. The Company is not in violation of any term of any agreement, instrument, judgment, decree, order, law, statute, rule, authorization or government regulation applicable to the Company or any of its assets or to which the Company is a party or by which it or any of its assets is bound, which violation has had or could reasonably be expected to have a Material Adverse Effect.

            3.4. Capital Structure.

            (a) The authorized capital stock of the Company consists of 43,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, each with $0.001 par value, and of which 200,000 shares are designated "Series B Convertible Preferred Stock" (the "Series B Preferred"), 670,000 shares are designated "Series C Convertible Preferred Stock" (the "Series C Preferred"), 240,000 shares are designated "Series D Convertible Preferred Stock" (the "Series D Preferred"), 2,500 shares are designated "Series E Convertible Preferred Stock" (the "Series E Preferred"), and 2,500 shares are designated "Series F Convertible Preferred Stock" (the "Series F Preferred"). As of August 20, 1999, (i) there were issued and outstanding (A) 19,665,799 shares of Common Stock, (B) 149,603 shares of Series C Preferred (which are convertible into an aggregate of 792,372 shares of Common Stock), (C) 18,712 shares of Series D Preferred (which are convertible into an aggregate of 99,108 shares of Common Stock), and (D) 2,500 shares of Series F Preferred (which are convertible into an aggregate of 392,465 shares of Common Stock), and (ii) 2,239,326 additional shares of Common Stock were reserved for issuance pursuant to outstanding stock options and warrants (including shares of Common Stock issuable upon conversion of Preferred Stock issuable upon exercise of warrants), except for the mandatory conversion of all remaining shares of the Company's Series C Preferred Stock and Series D Preferred Stock which shall take place on or before September 9, 1999. No material change in such capitalization has occurred between August 20, 1999 and the date of this Agreement. The Company has previously provided the Purchasers with the names of the record holders of such outstanding shares of Preferred Stock and warrants. All the outstanding shares of Common and Preferred Stock are validly issued and are fully paid and nonassessable. No shares of the Company's Common or Preferred Stock are held in the treasury of the Company. All shares of Common Stock subject to issuance as specified above, upon such issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive rights or rights of first refusal created by statute, the charter documents of the Company or any agreement to which the Company is a party or by which it is bound.

            (b) Except as set forth in this Section 3.4 or as reserved for future grants of options under the stock option plan(s) (collectively, "Company Option Plans") described in the SEC Reports (as defined in Section 3.8(a)), there are (a) no equity securities of any class of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (b) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any equity securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the exercise price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

            3.5. Valid Issuance of Preferred and Common Stock. When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid, and nonassessable. Neither the Shares nor the shares of common stock issuable upon conversion of the Shares ("Conversion Shares") will be subject to preemptive rights or rights of first refusal created by statute, the charter documents of the Company or any agreement to which the Company is a party or by which it is bound, and, based in part on the representations and warranties of the Purchasers set forth in Section 4, the Shares and the Conversion Shares will be issued in compliance with the registration requirements of the Securities Act of 1933, as amended (the "Act") or a valid exemption therefrom. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Series A Preferred Stock, as set forth in the Certificate of Designation, or the terms of the Series A-1 Preferred Stock, as set forth in the Certificate of Designation, as the case may be, will be duly and validly issued, fully paid and nonassessable.

            3.6. No Conflict. The execution and delivery by the Company of this Agreement and the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of the Company, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets may be bound, or (c) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

            3.7. Required Filings and Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for
(a) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, all of which have been made or obtained or will be made or obtained within the time required and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or alter or delay the transaction contemplated by this Agreement and would not have a Material Adverse Effect.

            3.8. SEC Filings. The Company has timely filed and made available to the Purchaser all forms, reports and documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997, (collectively, the "SEC Reports"). Each SEC Report (a) at the time filed, complied in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, as the case may be, and
(b) did not at the time it was filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Report or necessary in order to make the statements in such SEC Report, in the light of the circumstances under which they were made, not misleading.

            3.9. Financial Statements. Each of the financial statements (including, in each case, any related notes) contained in the SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and presented fairly, in all material respects, the financial position of the Company as at the respective dates and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

            3.10. No Material Adverse Change. As of June 30, 1999, the Company had no material liability or obligation of a type that was not required by GAAP to be disclosed in the balance sheet included in the Company's Form 10-QSB for the quarter ended on such date, and since June 30, 1999, (a) the Company has incurred no such liability or obligation other than liabilities or obligations occurring in the ordinary course of business, and (b) there has been no change in the condition (financial or otherwise) or the assets, liabilities, properties or business of the Company that has had or that could reasonably be foreseen to have a Material Adverse Effect (a "Material Adverse Change").

            3.11. No Undisclosed Events or Circumstances. Except as set forth on the Disclosure Schedule, no material event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, of which, under applicable law, rule or regulation, public disclosure is reasonably likely to be required in a subsequent form, report, or other document to be filed with the SEC or other announcement by the Company but which has not been so publicly disclosed or announced.

            3.12. Litigation. Except as set forth in the Company's SEC Reports, there is no action, suit, proceeding or claim or governmental inquiry pending or, to the best knowledge of the Company, threatened against or involving the Company or otherwise affecting any of its properties or assets that, (a) if adversely decided, would be reasonably likely to have a Material Adverse Effect, or (b) may call into question the validity, or materially hinder the enforceability or performance, of this Agreement or any of the Other Transaction Documents, nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such action, suit, proceeding, inquiry or investigation might properly be instituted.

            3.13. Intellectual Property. The Company owns or has sufficient rights to use all of the licenses, patents, patent applications, trademarks, trade names, service marks, copyrights, computer software programs or applications (in both source and object code form), applications and registrations for any of the foregoing (the "Intellectual Property"), which are necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in the Disclosure Schedule, to the knowledge of the Company: (a) all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting; (b) no Intellectual Property nor the products and services offered by the Company which incorporate the Intellectual Property of the Company infringes, misappropriates or conflicts with any intellectual property owned or used by any other person; (c) no other person is infringing, misappropriating or making any unlawful or unauthorized use of, and (d) no intellectual property owned or used by any other person infringes or conflicts with, any of the Company's Intellectual Property.

            3.14. Year 2000 Compliance. Each significant system, comprised of software, hardware, databases, or embedded control systems (microprocessor controlled, robotic or other devices) (each a "System"), that constitutes any part of, or which is under control of the Company and is used in connection with the use, operation or enjoyment of any material tangible or intangible asset or real property of the Company (a) accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other systems properly exchange date/time data with the Company's systems and (b) will not be adversely affected by the advent of the year 2000 or 2001, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century (collectively, items (a) and (b) are referred to herein as "Year 2000 Compliant"). To the Company's knowledge after reasonable inquiry, no System that is material to the business, finances, or operations of the Company receives data from or communicates with any component or system external to itself (whether or not such external component or system is the Company's or any third party's) that is not itself Year 2000 Compliant excepting the parts of the external component or system within which noncompliance will have no effect on the data or communications sent to the Company, nor on the Systems of the Company. All licenses for the use of any System-related software, hardware, databases or embedded controls under the Company's control are certified by the manufacturer to be Year 2000 Compliant and to contain the capabilities required to enable them to be Year 2000 Compliant within the Company's computer systems (hardware and software), or the licenses permit the company or a third party to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the Systems to operate compatibly, in conformance with their respective specifications, and to be Year 2000 Compliant. Except as disclosed in the SEC Reports, the Company has no reason to believe that it may incur material expenses or suffer a Material Adverse Change arising from or relating to the failure of any of its Systems to be Year 2000 Compliant.

            3.15. Material Contracts. All material contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments to which the Company is a party and which are material to its business (a) have been disclosed in the SEC Reports to the extent required in accordance with the rules of the SEC and (b) are valid and in full force and effect. The Company has not, nor, to the knowledge of the Company, has any other party thereto, breached any provisions of, nor is in default under the terms thereof, except for such breaches and defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

            3.16. Registration Rights. The Company is presently not under any obligation to file any registration statement under the Securities Act relating to any securities of the Company or to have any securities of the Company included in any registration statement filed or to be filed with the SEC.

            3.17. Full Disclosure. No information contained in this Agreement, the Other Transaction Documents, or any written statement furnished by or on behalf of the Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

      4. Representations and Warranties of the Purchaser.

      As an inducement to the Company to sell the Shares, each Purchaser, severally and not jointly, hereby represents and warrants to the Company that:

            4.1. Authorization. Such Purchaser has full power and authority to enter into this Agreement and the Other Transaction Documents. This Agreement and the Other Transaction Documents each constitute the valid and legally binding obligation of such Purchaser, enforceable in accordance with its respective terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

            4.2. Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser's representation to the Company, which by such Purchaser's execution of this Agreement, such Purchaser hereby confirms, that the Shares to be acquired by such Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Act. By executing this Agreement, each Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

            4.3. Disclosure of Information. Such Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company's management and has had an opportunity to review the Company's facilities. Such Purchaser understands that such discussions, as well as any written information delivered by the Company to such Purchaser, were intended to describe the aspects of the Company's business which it believes to be material. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of such Purchaser to rely thereon.

            4.4. Restricted Stock. Such Purchaser understands that the issuance of the Shares has not been, and will not be, registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein. Such Purchaser understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Purchaser must hold the Shares indefinitely unless their resale is registered with the SEC and qualified by applicable state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that, except as set forth in the Investor Rights Agreement, the Company has no obligation to register or qualify the resale of the Shares. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of such Purchaser's control, and which (except as provided in the Investor Rights Agreement) the Company is under no obligation and may not be able to satisfy.

            4.5. Legends. Such Purchaser understands that each certificate evidencing any of the Shares will bear one or all of the following legends:

            (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO , OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF IN VIOLATION OF THE ACT. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT."

            (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

            (c) A legend referring to the applicability of this Agreement and providing that the holder may obtain a copy hereof free of charge at the principal offices of the Company.

            4.6. Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

      5. Conditions to the Obligations of the Purchasers. The obligations of each of the Purchasers under this Agreement in connection with each Closing are subject to the fulfillment, or the waiver by such Purchaser, of the conditions set forth in this Section 5 on or before the respective Closing Date.

            5.1. Accuracy of Representations and Warranties. Each representation and warranty of the Company contained in this Agreement shall be true in all material respects on and as of the respective Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

            5.2. Performance of Obligations. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the respective Closing.

            5.3. No Material Adverse Change. There shall have been no Material Adverse Change since the date hereof.

            5.4. Certificate of Designation.

            (a) Before the First Closing, the Company shall have delivered to the Purchasers a copy of the Certificate of Designation, duly adopted by the directors of the Company, with evidence satisfactory to the Purchasers that such Certificate of Designation has been duly filed with the Secretary of State of the State of Delaware.

            (b) Before the Second Closing, the Company shall have delivered to the Purchasers a copy of the Certificate of Designation or other amendment to the Company's Certificate of Incorporation authorizing the Series A-1 Preferred Stock, duly adopted by the directors of the Company, with evidence satisfactory to the Purchasers that such Certificate of Designation or other amendment to the Certificate of Incorporation has been duly filed with the Secretary of State of the State of Delaware.

            5.5. Investor Rights Agreement. The Company shall have executed and delivered the Investor Rights Agreement substantially in the form attached hereto as Exhibit D.

            5.6. Opinion of Counsel. The Purchasers shall have received an opinion from Gray Cary Ware & Freidenrich LLP, counsel to the Company, dated as of the respective Closing Date, addressed to such Purchasers, and in substantially the form attached hereto as Exhibit E.

            5.7. Certificates. The Company shall have delivered to the
Purchasers:

            (a) a certificate of the Secretary of State of the State of Delaware as to the Company's corporate good standing, dated as of the most recent practicable date;

            (b) a certificate of the President of the Company dated as of the respective Closing Date as to the matters covered in Sections 5.1 and 5.2; and

            (c) a certificate of the Secretary of the Company dated as of the respective Closing Date, certifying as to (i) the incumbency of officers of the Company, (ii) a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of Delaware, as in effect immediately prior to the respective Closing, (iii) a copy of the Bylaws of the Company, as in effect on and as of the respective Closing Date, and (iv) a copy of the resolutions of the Board of Directors and stockholders of the Company authorizing and approving the Certificate of Designation (in the case of the First Closing) or the applicable amendment to the Certificate of Incorporation (in the case of the Second Closing) and the Company's execution, delivery and performance of this Agreement, the Other Transaction Documents and the transactions contemplated hereby and thereby.

            5.8. Blue Sky Approvals. The Company shall have received all requisite approvals, if any, of the securities authorities of each jurisdiction in which such approval is required, and such approvals shall be in full force and effect on the respective Closing Date.

            5.9. Other Matters. All corporate and other proceedings in connection with the transactions contemplated at the respective Closing by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Purchasers and their counsel, and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

      6. Conditions to the Obligations of the Company. The obligations of the Company under this Agreement are subject to the fulfillment, or the waiver by the Company, of the conditions set forth in this Section 6 on or before the respective Closing Date.

            6.1. Accuracy of Representations and Warranties. Each representation and warranty of the Purchasers contained in this Agreement shall be true in all material respects on and as of the respective Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

            6.2. Performance of Obligations. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchasers prior to or at the respective Closing.

      7. Covenants of the Company.

      The Company covenants and agrees with each of the Purchasers that it will comply with each of the provisions of this Section 7 so long as any of the shares of Series A Preferred Stock or Series A-1 Preferred Stock are outstanding:

            7.1. Conversion of Preferred Stock. The Company will use its best efforts to cause all remaining outstanding shares of Series C Preferred, Series D Preferred, and Series F Preferred to be converted into Common Stock in accordance with their respective terms as soon as reasonably possible hereafter.

            7.2. Expenses. The Company shall pay all reasonable expenses incurred by Century in connection with the preparation of this Agreement, the Other Transaction Documents, and the issuance and sale of the Shares, including specifically the reasonable fees and costs of Palmer & Dodge LLP, counsel to Century, that are supported by appropriate documentation provided to the Company. Such payments may be made directly by Century by deducting such amount from the amount payable to the Company pursuant to Section 2 of this Agreement. In addition, the Company shall bear its own legal and other expenses in connection with the transactions contemplated by this Agreement.

            7.3. Reservation of Conversion Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock and the Series A-1 Preferred Stock the number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of such Preferred Stock from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of such Preferred Stock or otherwise to comply with the terms of this Agreement, the Company will immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

            7.4. Observer Rights. Each Purchaser acquiring at least $10,000,000 of Shares shall have the right from time to time to designate a representative (the "Board Observer") who shall be entitled to attend all meetings of the Company's Board of Directors and all committees thereof, as a non-voting observer. Each Board Observer shall be entitled to notice of all meetings of the Board of Directors and to receive copies of all minutes, written consents, and other materials provided to the directors in written, graphic, or electronic form as and when distributed to the directors. Failure to give appropriate notice to each Board Observer shall render the respective meeting of the Board of Directors and all actions taken or purported to have been taken thereat invalid. The Company shall promptly (but in any event within five business days) after submission of vouchers or other documentation therefor, reimburse each member of the Board of Directors and the Board Observer for all reasonable and documented out-of-pocket expenditures relating to or associated with each such person's attendance at meetings of the Board of Directors and committees thereof. Notwithstanding the foregoing, the Company shall be entitled to exclude any Board Observer from any meeting or portion of a meeting of the Company's Board of Directors to the extent that such exclusion is necessary to preserve the Company's attorney-client privilege. Each Board Observer, as a condition to his attendance at meetings of the Company's Board of Directors, shall agree to such confidentiality and non-disclosure provisions as are reasonable and customary.

            7.5. Information Rights. The Company will furnish to each Purchaser holding any Shares the following reports:

            (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by such independent public accountants of nationally recognized standing selected by the Company and approved by the Investors;

            (b) as soon as available and in any event within sixty (60) days after the end of each quarter, quarterly financial statements of the Company together with an analysis of the principal financial officer of the Company comparing the quarterly results with the applicable budget;

            (c) as soon as available and in any event within thirty (30) days after the end of each month, an unaudited income statement and schedule as to the sources and application of funds and the balance sheet as of the end of such month;

            (d) as soon as available and in any event no later than the beginning of each fiscal year, an operating plan and budget, prepared on a monthly basis, for such fiscal year, as well as any revisions thereto as and when prepared; and

            (e) such other financial information of the Company as the Purchasers may reasonably request, including without limitation certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 7.5.

            7.6. Inspection Rights. At any time during normal business hours and upon reasonable prior notice to the Company, any Purchaser or its designated representatives or agents may (a) visit and inspect the premises and any of the properties of the Company including its records and books of account (and make copies thereof and take extracts therefrom), and (b) discuss the affairs, finances and accounts of the Company with its officers, directors, employees and accountants, all at the expense of such Purchaser, unless the Company is then in material breach or default under any provision of the Certificate of Incorporation or this Agreement, in which case such Purchaser's out-of-pocket expenses relating to such activities shall be at the expense of the Company.

            7.7. Litigation. The Company promptly (and, in any event, not later than the date of release of such information to the public generally) shall notify the Purchasers of any litigation or governmental proceeding or investigation pending (or, to the best knowledge of the Company, threatened) against the Company or against any officer, director, key employee, or principal stockholder of the Company, that has had or may have a Materially Adversely Affect.

            7.8. Compliance with Law. The Company shall comply with all applicable laws in the conduct of its business, including environmental laws, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

            7.9. Minimum Net Worth. The Company shall, at December 31, 1999, have a Net Worth (as defined below) greater than or equal to $11,375,000. Thereafter, the Net Worth of the Company shall be (i) at least $12,512,500 on December 31, 2000, (ii) at least $13,650,000 on December 31, 2001, and (iii) at least $14,787,500 on December 31, 2002. For purposes of this Section 7.9, the Company's Net Worth means, as of any date, the sum (determined on a consolidated basis if and when the Company has any subsidiaries) computed in accordance with GAAP, of the following: (a) the sum of capital stock taken at par, capital surplus and retained earnings as of such date minus (b) treasury stock and any minority interests in subsidiaries, if any.

            7.10. Remedies Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default (as defined below), in addition to any other remedies available at law or in equity, the holders of Shares shall be entitled to elect two members of the Board of Directors of the Company in accordance with the provisions contained in the Certificate of Designation. Such right to elect two members of the Board of Directors will continue until such time as the condition constituting an Event of Default ceases to exist, at which time such right will terminate subject to revesting upon the reoccurrence and continuation of any Event of Default. For purposes of this Section 7.10, an Event of Default shall be deemed to have occurred if the Company fails to comply with or breaches any material provision hereof, of the Investor Rights Agreement or of the Certificate of Designation, and such breach or failure remains uncured for a period of 30 days after written notice thereof is furnished to the Company.

            7.11. Restated Certificate of Incorporation. At the Second Closing and upon the sale of any Subsequent Equity, the Company shall file a Restated Certificate of Incorporation to reflect the adjustments, if any, to the terms of the Series A Preferred by reason of the creation and issuance of the Series A-1 Preferred Shares or any Subsequent Equity.

      8. Miscellaneous.

            8.1. Survival of Warranties. Unless otherwise set forth in this Agreement, the warranties and representations of the Company and each Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one year following the date hereof.

            8.2. Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

            8.3. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

            8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            8.5. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

            8.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or facsimile, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page hereto, or as subsequently modified by written notice, and

                (a) if to the Company, with a copy to:

                    Gray Cary Ware & Freidenrich LLP
                    Attn: Douglas J. Rein, Esq.
                    4365 Executive Drive, Suite 1600
                    San Diego, California 92121
                    Facsimile: (619) 677-1477;

                (b) if to Century Capital Partners II, L.P., with a copy to:

                    Palmer & Dodge LLP
                    attn: Matthew C. Dallett
                    One Beacon Street
                    Boston, MA 02108
                    Facsimile: (617) 227-4420;
and

                (c) if to The Hillman Company, with a copy to:

                    The Hillman Company
                    attn: R. Alan Wright
                    1900 Grant Building
                    Pittsburgh, PA 15219
                    Facsimile: (412) 338-3624

            8.7. Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

            8.8. Attorney's Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

            8.9. Amendments and Waivers. Except as otherwise provided herein, any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Shares and Conversion Shares (excluding any that have been sold in a public sale). Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon the Purchaser and each transferee of any of the Shares, each future holder of all the Shares, and the Company.

            8.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

            8.11. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            8.12. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

            8.13. Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party or as required by law, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Stock purchased hereunder. The provisions of this
Section 8.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

              [Remainder of this page intentionally left blank]

      The parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

                                    VISTA INFORMATION SOLUTIONS, INC.


                                    By: /s/ Thomas R. Gay
                                        -------------------------
                                        Name: Thomas R. Gay
                                         Title:

                                    Address:  Vista Information Solutions, Inc.
                                              5060 Shoreham Place
                                              San Diego, CA  92122
                                              Facsimile:  (619) 450-6148

                                    PURCHASERS:

                                    CENTURY CAPITAL PARTNERS II, L.P.
                                    By: CCP Capital II, LLC, its General Partner

                                    By:   /s/ Richard J. Freeman
                                        -------------------------
                                          Richard J. Freeman
                                          Vice-President

                                    Address:  One Liberty Square
                                              Boston, MA 02109
                                                  Facsimile:  (617) 542-9398

                                    EXHIBIT A

                               List of Purchasers

FIRST CLOSING

Name and Address               No. of  Series A             Price Per
of Purchaser                   Preferred Shares             SharePurchase Price

Century Capital Partners II, L.P.  102,564      $48.75      $5,000,000.00
One Liberty Square
Boston, MA 02109

   TOTAL                                        $48.75      $5,000,000.00



SECOND CLOSING

Name and Address           No. of  Series A                 Price Per
of Purchaser               Preferred Shares                 SharePurchase Price

Century Capital Partners II, L.P.               $           $10,000,000.00
One Liberty Square
Boston, MA 02109

The Hillman Company                             $           $ 5,000,000.00

[Other]

   TOTAL